Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CUSTOMERS BANCORP, INC.

FIRST. The name of the Corporation is Customers Bancorp, Inc.

SECOND. The location and post office address of the Corporation’s registered office in this Commonwealth is 1015 Penn Avenue, Suite 103, Wyomissing, Pennsylvania 19610.

THIRD. The Corporation is being incorporated under the provisions of the Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”). The corporation is being organized on a stock share basis.  The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Law.

FOURTH. The term of the Corporation’s existence is perpetual.

FIFTH. A. Authorized Shares.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 shares, divided into three classes consisting of:

(a)	100,000,000 shares of common stock, par value $1.00 per share (“Common Stock”);
(b)
100,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share, with the rights, designations, preferences and limitations provided more fully in Sub-Article B of this Article below (“Class B Non-Voting Common Stock”); and

(c)
100,000,000 shares of preferred stock, having such par value, or no par value, as the board of directors shall fix and determine as provided in Article SIXTH below or as may be permitted by applicable law (“Preferred Stock”).

B.  Statement of Designations Applicable to Class B Non-Voting Common Stock.

Section 1. General.  The Class B Non-Voting Common Stock shall have the rights, designations, preferences and limitations set forth in this Sub-Article.

Section 2. Ranking. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, holders of Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of Common Stock, after the rights of the holders of preferred stock have been satisfied.

Section 3. Definitions. As used herein with respect to the Class B Non-Voting Common Stock:

“Articles of Incorporation” shall mean these articles of incorporation of the Corporation, as they have been or may hereafter be amended from time to time.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Bylaws” means the Bylaws of the Corporation, as they have been or may hereafter be amended from time to time.

“Common Stock” means the voting common stock, par value $1.00 per share, of the Corporation.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“DTC” means The Depository Trust Company and its successors or assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Holder” means the Person in whose name the shares of the Class B Non-Voting Common Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Class B Non-Voting Common Stock for the purpose of making payment and for all other purposes.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Class B Non-Voting Common Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

“Transfer Agent” means the Corporation, acting as Transfer Agent, Registrar and paying agent for the Class B Non-Voting Common Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.  The Corporation may act as its own transfer agent.

Section 4. Dividends and Other Distributions.  The holders of the Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the Board of Directors. In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Non-Voting Common Stock unless the shares of Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Common Stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Common Stock shall only be entitled to receive shares of Common Stock.

Section 5. Voting Rights. Except as otherwise required by law, herein or as otherwise provided in any statement of designation for any series of preferred stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote, and the holders of the Class B Non-Voting Common Stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to the modification of the terms of the securities or dissolution, shall require the approval of the Class B Non-Voting Common Stock voting separately as a class.

Section 6. Other Rights, Preferences and Privileges.  Except as expressly provided in this Article FIFTH(B), the rights, preferences and privileges of the Common Stock and Class B Non-Voting Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely identical.

Section 7. Redemptions. The Class B Non-Voting Common Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Class B Non-Voting Common Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Class B Non-Voting Common Stock.

Section 8. Listing; Registration. In the event the Corporation lists the Common Stock on any national securities exchange or quotation system or registers the Common Stock under the Securities Act, it shall also list the shares of Class B Non-Voting Common Stock at the same time, to the extent such listing or registration is permitted by applicable laws, rules and regulations, and reasonably feasible.

Section 9. Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Class B Non-Voting Common Stock shall initially be the Corporation. The Corporation may, in its sole discretion, remove itself or any appointed successor as Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 10. Miscellaneous.

(i) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the conversion of shares of Class B Non-Voting Common Stock into shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of Class B Non-Voting Common Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(ii) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(iii) The headings of the various subdivisions of this Article FIFTH are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(iv) If any of the voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications limitations and restrictions thereof unless so expressed herein.

SIXTH. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to, pursuant to and in accordance with the Section 1522(b) of the Business Corporation Law and any amendment to or restatement of such section, divide the authorized and unissued shares of the Corporation into classes or series, or both, and to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Common Stock, Class B Non-Voting Common Stock or Preferred Stock (or any entire class if none of the shares in such class have been issued), the number of shares constituting any such series or class, and the terms and conditions of the issue thereof.

SEVENTH. Each holder of record of Common Stock, to the extent such Common Stock has voting rights, shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than six (6) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible; subject to the foregoing, the number of Class I, Class II or Class III directors may be changed from time to time by a majority vote of the board of directors. The term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

NINTH. Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.

TENTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

ELEVENTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following ---

(a) any merger or consolidation of the Corporation with or into any other organization;

(b) any share exchange in which an organization, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

(c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other organization, person or entity; or

(d) any transaction similar to, or having similar effect as, any of the foregoing transactions;

--- if, in any of the foregoing cases, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other organization, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast.

If any of the transactions identified above in this Article ELEVENTH is with an organization, person or entity that is not the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in the foregoing provisions shall, to the extent permitted by law, be in lieu of the vote of the shareholders otherwise required by law.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, and/or if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH. The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast. The provisions of this Article ELEVENTH shall not apply to any transaction which is approved in advance by 66-2/3 percent (66-2/3%) of the members of the board of directors of the Corporation, at a meeting duly called and held.

Notwithstanding any provision of this Article or any other provision of these Articles of Incorporation or the Corporation’s bylaws, a plan of merger or consolidation may be approved and adopted without the approval of the Corporation’s shareholders in those circumstances where the applicable law, rules and regulations permit the plan to be approved by the board of directors without the approval of the shareholders.

TWELFTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

THIRTEENTH. The authority to make, amend, alter, change or repeal the Corporation’s bylaws is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3 percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that Article Eight of the Corporation’s bylaws relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 66-2/3 percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast.

FOURTEENTH. The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the board of directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.

FIFTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article FIFTEENTH shall not apply if 80 percent (80%) or more of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.

SIXTEENTH. The Corporation’s board of directors may amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH, ELEVENTH and TWELFTH through FOURTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of 80 percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.

SEVENTEENTH. The Control Transactions provisions of Section 2541 of the Business Corporation Law and any amendment to or restatement of such section, shall not be applicable to the Corporation. The Disgorgement By Certain Controlling Shareholders Following Attempt to Acquire Control provisions of Section 2571 of the Business Corporation Law and any amendment to or restatement of such section, shall not be applicable to the Corporation.

NINETEENTH.  The name and address, including number and street, if any, of each incorporator is as follows:

Name	Address
Jay S. Sidhu	5 Chardonnay Circle, Mohnton, PA 19540
Richard A. Ehst	1309 East Wyomissing Boulevard, Reading, PA 19611
Thomas Brugger	1142 Lehigh Avenue, Wyomissing, PA 19610

IN TESTIMONY WHEREOF, the Incorporators have signed these Articles of Incorporation this 6th day of April, 2010.

Jay S. Sidhu, Incorporator	Richard A. Ehst, Incorporator

Thomas Brugger, Incorporator